                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                  WORLDCORP
                (Name of Registrant as Specified In Its Charter)

                                 CATHY RUNDE
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

    (4) Proposed maximum aggregate value of transaction:
- --------
*Set forth the amount on which the filing is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                                  April 18, 1994


Dear Stockholder:

     We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Friday, May 20, 1994. Enclosed are a proxy state-ment and a form of proxy. Please note that the meeting will commence at 9:30 a.m. at the Renaissance Hotel, 13869 Park Center Road, Herndon, Virginia.

     At this meeting we will ask the Stockholders to elect two Class II Direc-tors to serve until the 1996 Annual Meeting to ratify the selection of KPMG Peat Marwick as WorldCorp's independent public accountants for the year ending December 31, 1994.

     We value your participation by voting your shares on matters that come before the meeting. Please specify your choices by marking the enclosed proxy card and returning it promptly.

                                  Sincerely,



                                  T. Coleman Andrews, III
                                  Chief Executive Officer and President

                                WORLDCORP,  INC.

                             The Hallmark Building
                             13873 Park Center Road
                            Herndon, Virginia  22071


                 NOTICE  OF  ANNUAL  MEETING  OF  STOCKHOLDERS


                            To be held May 20, 1994


To the Stockholder Addressed:

     WorldCorp, Inc. will hold its Annual Meeting of Stockholders at 9:30 a.m. at the Renaissance Hotel, 13869 Park Center Road, Herndon, Virginia, on May 20, 1994, for the following purposes:

          1. To elect two Class II Directors to serve until the 1996 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

          2. To ratify the selection of KPMG Peat Marwick as independent certified public accountants for the Company for the year ending December 31, 1994;

          3. To act upon such other matters as may properly come before the meeting.

     The record date for the determination of stockholders entitled to vote at the meeting is April 6, 1994, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     Whether or not you plan to attend the stockholders' meeting, please complete, date, and sign the enclosed proxy card and return it in the enclosed envelope. You may revoke your proxy at any time prior to the time it is voted.


Herndon, Virginia                   By Order of the Board of Directors,
April 18, 1994


                                    Andrew M. Paalborg
                                    Vice President and General Counsel

                                WORLDCORP,  INC.

                             The Hallmark Building
                             13873 Park Center Road
                            Herndon, Virginia  22071

                                PROXY  STATEMENT


     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of WorldCorp, Inc. ("WorldCorp" or the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, May 20, 1994, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 9:30 a.m. at the Renaissance Hotel, 13869 Park Center Road, Herndon, Virginia.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all Class II Directors named elsewhere in this proxy statement and in favor of the appointment of KPMG Peat Marwick as independent auditors. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 18, 1994.

                              PURPOSE  OF  MEETING

     At the meeting, the Board of Directors will ask stockholders to (1) elect two Class II directors to serve until the 1996 Annual Meeting of Stockholders and until their successors are duly elected and qualified, and (2) ratify the selection of KPMG Peat Marwick as independent certified public accountants for the Company for the year ending December 31, 1994. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                     VOTING

General
- -------

     Only holders of record of the Company's Common Stock, par value $1.00 per share ("Common Stock"), at the close of business on April 6, 1994, will be entitled to vote at the meeting. On April 11, 1994, 15,245,319 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares of Common Stock represented by proxies in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors.

     A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of two nominees for Class II Director. The two nominees receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to ratify the selection of KPMG Peat Marwick. In determining whether KPMG Peat Marwick has received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against KPMG Peat Marwick. The Company does not know of any matters to be acted upon at the meeting other than the two items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                 THE COMPANY

     WorldCorp owns a majority position in World Airways, an air transportation company, and a controlling interest in US Order, an interactive information and transaction processing company.

                    SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Stockholders
- ----------------------

     The following are the only persons known to the Company who are beneficial owners of more than five percent of the Company's Common Stock as of December 31, 1993 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or
Schedule 13G filings and information received from the persons listed.


                                                                 Amount and
                                                                 Nature  of
Name of Beneficial           Address of                          Beneficial        Percent
Owner                        Beneficial Owner                   Ownership/1/     of Class/1/
- ---------------------------  ----------------                  ----------------  ------------

Ganz Capital                 2875 N.E. 191st Street                1,547,275/2/         10.0%
Management, Inc.             Penthouse I
                             North Miami Beach, FL  33180

Susan A. Andrews             6720 Wemberly Way                     1,250,000/3/          7.6%
                             McLean, VA  22101

Morgan Stanley               1251 Avenue of the Americas           1,078,900/4/          7.1%
Group, Inc.                  New York, NY 10020

The Prudential               Prudential Plaza                        933,800/5/          6.2%
Insurance Company            Newark, New Jersey
of America                   07102-3777

T. Coleman Andrews, III      13873 Park Center Road                  792,005/6/          5.0%
                             Suite 490
                             Herndon, Virginia  22071

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of the Company's Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options and warrants and the conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2004 (the "Debentures"). In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options and warrants and upon conversion of such Debentures are deemed outstanding for purposes of computing the percentage of Common Stock of the Company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock of the Company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 15,104,761 shares of the Company's Common Stock outstanding as of December 31, 1993.

/2/ Based on Amendment No. 4 to the Schedule 13D of Ganz Capital Management, Inc. ("GCM"), dated October 15, 1993. GCM is the beneficial owner of (i) 1,159,558 shares of Common Stock, (ii) 2,960 Debentures convertible into 267,628 shares of Common Stock, and (iii) 118,900 warrants, expiring May 24, 1994, exercisable to purchase 120,089 shares of Common Stock. By virtue of his direction and control over GCM, Charles B. Ganz, President of GCM, may be deemed to be the beneficial owner of these securities.

/3/ Consists of 1,250,000 shares of Common Stock issuable upon exercise of warrants expiring May 24, 1994. Mrs. Andrews is the wife of T. Coleman Andrews, III. Mrs. Andrews disclaims beneficial ownership of (i) 4,139 shares owned directly by her husband, and (ii) 10,933 shares allocated to her husband through the WorldCorp Employee Savings and Stock Ownership Plan ("ESSOP"). Also excludes 240,000 warrants expiring May 24, 1994, held by a trust established for the Andrews' children, with respect to which Mr. Andrews has sole voting and dispositive power. Mrs. Andrews disclaims beneficial ownership of shares obtainable upon exercise of such warrants held in trust for the Andrews' children. Please see footnote 6.

/4/ Based on Amendment No. 2 to the Schedule 13D of the Morgan Stanley Group, Inc. ("MS Group"), dated January 13, 1994. Consists of indirect beneficial ownership of 1,078,900 shares of Common Stock held by the following subsidiaries and affiliates of the MS Group: (i) Morgan Stanley International Asset Management Division ("MSI") (618,500 shares); (ii) Morgan Stanley Asset Management Limited ("MSAM") (443,700 shares); and
     (iii) Morgan Stanley & Co., Incorporated ("MS & Co") (15,000 shares indirectly; 1,700 shares directly).

/5/ Based on the Schedule 13G of The Prudential Insurance Company of America ("Prudential"), dated January 31, 1994. Prudential holds 58,000 shares of the Company's Common Stock for the benefit of Prudential's general account. In addition, Prudential may have direct or indirect voting and/or investment discretion over 875,800 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, and/or other affiliates.

/6/ Consists of (i) 776,933 shares of Common Stock issuable upon the exercise of warrants expiring May 24, 1994, of which amount (a) 536,933 shares are issuable upon exercise of warrants held directly by Mr. Andrews, and (b) 240,000 shares are issuable upon exercise of warrants held by Mr. Andrews in trust for his children over which Mr. Andrews retains full voting and dispositive power; (ii) 10,933 shares of Common Stock allocated to Mr. Andrews' account under the Company's ESSOP; and (iii) 4,139 shares of Common Stock owned directly by Mr. Andrews. Excludes 1,250,000 shares issuable upon exercise of warrants expiring May 24, 1994, held by Susan A. Andrews, Mr. Andrews' wife. On October 12, 1993, Mr. Andrews sold the 1,250,000 warrants to his wife in a private transaction. Mrs. Andrews currently has sole power to vote and to dispose of the 1,250,000 shares that may currently be acquired by Mrs. Andrews through the exercise of such warrants. Mr. Andrews disclaims beneficial ownership of the warrants held by his wife. Please see footnote 3.

Security Ownership of Directors and Executive Officers
- ------------------------------------------------------

     The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of December 31, 1993, for (a) each director and nominee for director; (b) each executive officer; and (c) directors and executive officers as a group.


                              Amount and Nature of    Percent of
Name of Beneficial Owner     Beneficial Ownership/1/   Class/1/
- ------------------------     -----------------------  -----------

T. Coleman Andrews, III                  792,005/2/            5.0

W. Jerrold Scoutt, Jr.                   543,093/3/            3.6

James E. Colburn                         513,726/4/            3.4

Juan C. O'Callahan                       503,726/5/            3.3

Charles W. Pollard                       266,670/6/            1.7

A. Scott Andrews                         184,631/7/            1.2

William F. Gorog                         101,000/8/            *

Andrew M. Paalborg                        93,717/9/            *

John H. DeWitt                           34,514/10/            *

Neal B. Freeman                          33,000/11/            *

L. William Seidman                       25,000/12/            *

Patrick F. Graham                        16,666/13/            *

D. Fraser Bullock                         5,500/14/            *

Geoffrey S. Rehnert                           */15/            *

Directors and Executive
Officers as a Group
(fourteen persons)                    2,156,794/16/           14.0


* Individual is the beneficial owner of less than one percent (1%) of the Company's outstanding Common Stock.

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of the Company's Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of Common Stock issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of Common Stock of the Company owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock of the Company owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 15,104,761 shares of the Company's Common Stock outstanding as of December 31, 1993. For a discussion of considerations relevant to calculating the beneficial ownership of the directors and executive officers as a group, please see footnote 16.

/2/ Consists of (i) 776,933 shares of Common Stock issuable upon the exercise of warrants expiring May 24, 1994, of which amount (a) 536,933 shares are issuable upon exercise of warrants held directly by Mr. Andrews, and (b) 240,000 shares are issuable upon exercise of warrants held by Mr. Andrews in trust for his children over which Mr. Andrews retains full voting and dispositive power; (ii) 10,933 shares of Common Stock allocated to Mr. Andrews' account under the Company's ESSOP; and (iii) 4,139 shares of Common Stock owned directly by Mr. Andrews. Excludes 1,250,000 shares issuable upon exercise of warrants expiring May 24, 1994, held by Susan A. Andrews, Mr. Andrews' wife. On October 12, 1993, Mr. Andrews sold the 1,250,000 warrants to his wife in a private transaction. Mrs. Andrews currently has sole power to vote and to dispose of the 1,250,000 shares that may currently be acquired by Mrs. Andrews through the exercise of such warrants. Mr. Andrews disclaims beneficial ownership of the warrants held by his wife.

/3/ Consists of (i) 61,867 shares of Common Stock issuable upon the exercise of stock options granted under the WorldCorp 1988 Stock Option Plan, as amended and restated (the "1988 Stock Option Plan"), (ii) 478,726 shares of Common Stock held by the ESSOP, as to which Mr. Scoutt exercises shared voting and investment power as one of three trustees of the ESSOP, and
     (iii) 2,500 shares of Common Stock held directly. Mr. Scoutt disclaims beneficial ownership of shares held by the ESSOP.

/4/ Consists of (i) 25,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 478,726 shares of Common Stock held by the ESSOP, as to which Mr. Colburn exercises shared voting and investment power as one of the three trustees of the ESSOP, and (iii) 10,000 shares of Common Stock held directly. Mr. Colburn disclaims beneficial ownership of shares held by the ESSOP.

/5/ Consists of (i) 25,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, and (ii) 478,726 shares of Common Stock held by the ESSOP, as to which Mr. O'Callahan exercises shared voting and investment power as one of the three trustees of the ESSOP. Mr. O'Callahan disclaims beneficial ownership of shares held by the ESSOP.

/6/ Consists of (i) 135,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 119,166 shares of Common Stock issuable upon the exercise of warrants granted to Mr. Pollard in 1989 expiring August 31, 1997, (iii) 12,504 shares of Common Stock allocated to Mr. Pollard's account under the ESSOP, and (iv) 1,000 shares of Common Stock owned through an IRA account.

/7/ Consists of (i) 172,884 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 500 shares of Common Stock issuable upon the exercise of warrants gifted by Mr. Bullock to Mr. Scott Andrews in 1993, and (iii) 11,247 shares of Common Stock allocated to Mr. Scott Andrews' account under the ESSOP. Mr. Scott Andrews is the brother of Mr. T. Coleman Andrews, III. Mr. Scott Andrews resigned from his position as the Company's Chief Financial Officer, effective May 1994 to pursue private business interests. Mr. Andrews will remain as a director of World Airways and will provide significant transition assistance to the Company throughout 1994.

/8/ Consists of (i) 60,000 shares of Common Stock issuable upon the exercise of warrants expiring May 24, 1994, purchased by Mr. Gorog in 1991, and (ii) 41,000 shares of Common Stock held directly.

/9/ Consists of (i) 90,800 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, (ii) 500 shares of Common Stock issuable upon the exercise of warrants gifted by Mr. Bullock to Mr. Paalborg in 1993, and (iii) 2,417 shares of Common Stock allocated to Mr. Paalborg's account under the ESSOP.

/10/ Consists of (i) 26,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, and (ii) 8,514 shares of Common Stock allocated to Mr. DeWitt's account under the ESSOP. Mr. DeWitt retired from his position as President of World Flight Crew Services, Inc. ("WFCS") on December 31, 1993. Mr. DeWitt has agreed to serve as Acting President of WFCS until the appointment of his successor and to provide certain other transition assistance to World Airways as requested.

/11/ Consists of (i) 25,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan, and (ii) 8,000 shares of Common Stock owned directly.

/12/ Consists of 25,000 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan.

/13/ Consists of 16,666 shares of Common Stock issuable upon the exercise of stock options granted under the 1988 Stock Option Plan.

/14/ Consists of 5,500 shares of Common Stock issuable upon the exercise of warrants granted to Mr. Bullock in 1989, expiring August 31, 1997. Excludes 100,583 shares issuable upon exercise of warrants held by Jennifer Bullock, Mr. Bullock's wife. On October 13, 1993, Mr. Bullock sold the 100,583 warrants to his wife in a private transaction. Mrs. Bullock currently has sole power to vote and to dispose of the 100,583 shares that may currently be acquired by Mrs. Bullock through the exercise of the warrants. Mr. Bullock disclaims beneficial ownership of the warrants held by his wife.

/15/ After his election to the Board of Directors at the Annual Meeting on May
     20, 1994, Mr. Rehnert will be granted stock options under the 1988 Stock Option Plan.

/16/ The 478,726 shares of Common Stock held by the ESSOP are reflected in the individual holdings of each of the ESSOP's three trustees: Messrs. Scoutt, Colburn, and O'Callahan. These 478,726 shares of Common Stock held by the ESSOP are only reflected once, however, in the aggregate beneficial ownership of the directors and executive officers as a group.

     Section 16(a) of the Exchange Act ("Section 16") requires the Company's directors and officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. Due to the complexity of the rules, the Company assists its officers and directors in preparing and filing the required reports. During 1993 the Company filed one untimely report regarding one transaction on behalf of Mr. Andrew M. Paalborg and two untimely reports regarding two transactions on behalf of Mr. A. Scott Andrews.


                               BOARD OF DIRECTORS

     The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. The Board held a total of five meetings during the year ended December 31, 1993. To manage the complex nature of the Company's business effectively, the Board of Directors has delegated certain authority to committees of the Board.

     The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. The members of the Executive Committee are William F. Gorog (Chairman) and T. Coleman Andrews, III. The Executive Committee met two times in 1993.

     The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The members of the Audit Committee, none of whom is an employee of the Company, are James E. Colburn (Chairman), W. Jerrold Scoutt, Jr., and Juan C. O'Callahan.
The Audit Committee met four times in 1993.

     The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. The members of the Compensation Committee, none of whom is an employee of the Company, are James E. Colburn (Chairman) and Patrick F. Graham. The Compensation Committee met four times in 1993.

     Each director of the Company who is not an executive of the Company has been granted options to purchase up to 25,000 shares of Common Stock of the Company upon his election to the Board under the terms of the 1988 Stock Option Plan. These options vest in equal monthly installments over a two year period commencing on the date of a director's election to the Board. Under the plan, the exercise price for options granted to each independent director is set at the average closing price on the New York Stock Exchange for the Company's Common Stock, par value of $1.00 per share, for the thirty day period preceding the grant date of the option. Additionally, each director who is not an executive of the Company receives an annual fee of $25,000 for serving as a director of the Company. Directors are compensated at a daily rate of $750 for participating in committee meetings in excess of four meetings per year.

                       ITEM NO. 1 - ELECTION OF DIRECTORS

     Class II Directors will be elected to serve until the 1996 Annual Meeting and until their successors are duly elected and qualified. Unless directed to do otherwise, the proxy holders intend to vote all of their shares for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.

     Mr. Geoffrey S. Rehnert is a nominee for the first time. Mr. L. William Seidman and Mr. Neal B. Freeman resigned from the Board in 1993 and 1994, respectively. Mr. W. Jerrold Scoutt, Jr., who retired as Chairman of the Board of the Company in May 1993, will retire as a director of the Company at the end of his term in May 1994.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.



                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS
              Terms of Office Expiring at the 1996 Annual Meeting


Name and Age               Past Five Years' Principal Occupation(s) and Other Directorships
- ------------               ----------------------------------------------------------------
James E. Colburn, 70        Mr. Colburn served as a director of World Airways from 1985 to 1987 and has served as a director of WorldCorp since 1987.
                            Mr. Colburn served as President of Aviation Consulting, Inc. from
                            October 1982 to July 1986 and is currently retained by Aviation
                            Consulting, Inc. as a consultant.  From 1979 to 1982 he was Vice
                            President--Operations and Maintenance of Wien Air Alaska.

Geoffrey S. Rehnert, 36     Mr. Rehnert is a Managing Director of Bain Capital,
                            Inc., a private equity investment firm based in Boston,
                            Massachusetts.  Bain Capital manages over $500 million of equity capital, which it invests in management buyouts and growth capital financings.  Mr. Rehnert joined Bain Capital at its inception in 1984 and became a partner in 1986.  He is a director of the Holson Burnes Group, Inc., a NASDAQ traded company, and is on the Board of Directors of several privately held companies.
                            Prior to joining Bain Capital, Mr. Rehnert worked as a consultant with Bain & Company for companies in the telecommu-nications, manufacturing, consumer products, and health care industries.


                            INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
    Class I Directors - Terms of Office Expiring at the 1995 Annual Meeting


T. Coleman Andrews, III, 39           Mr. Andrews was elected Chief Executive Officer and
                                      a director of World Airways in August 1986 and Chief Executive
                                      Officer,  President, and a director of WorldCorp in June 1987.
                                      From 1978 through 1986, he was affiliated with Bain & Company, an international management consulting firm.  He was elected partner at Bain in 1982 and in 1984 was a founding general partner of
                                      Bain Capital Fund, a private venture capital partnership.  Prior to his experience with Bain & Company, Mr. Andrews served in several appointed positions in the Ford Administration.

William F. Gorog, 68                  Mr. Gorog has served as Chief Executive Officer of US Order since May 1, 1990.  He was elected a director of WorldCorp in
                                      April 1989 and was elected Chairman of the WorldCorp Board of
                                      Directors in May 1993.  From October 1987 until founding US
                                      Order, he served as Chairman of the Board of Arbor International, an investment management firm.  From 1982  to 1987,  he served as
                                      President and Chief Executive Officer of Magazine Publishers of
                                      America, a trade association representing the principal consumer publications in the United States.  During the Ford
                                      Administration, Mr. Gorog served as Deputy Assistant to the
                                      President for Economic Affairs and Executive Director of the
                                      White House Council on International Economic Policy.  Prior to
                                      that time, he founded and served as Chief Executive Officer of
                                      Data Corporation, which developed the LEXIS and NEXIS information systems for legal and media research.  He currently serves as a director of NationsBank (Maryland), a bank holding company.

Juan C. O'Callahan, 60                Mr. O'Callahan was elected a director of WorldCorp in May
                                      1991.  Since December 1989, Mr. O'Callahan has been President of
                                      JOCR Research.  During the 1980s Mr. O'Callahan served as
                                      Executive Vice President of GPA Group plc, the Irish aircraft leasing company.  From 1969 through 1981, Mr. O'Calla-han was
                                      Chairman and President of TAI Inc., an international aviation consulting firm.  In the 1960s Mr. O'Callahan served with The
                                      Boeing Company as sales engineer and airline analyst;
                                      subsequently, he served as Vice President--Economic Planning with
                                      Pacific Air Lines and Director of Marketing at World Airways.

Patrick F. Graham, 54                 Mr. Graham was elected a director of WorldCorp in October
                                      1992.  Mr. Graham is a director of Bain & Company, Inc., a management consulting firm based in Boston, Massachusetts.  Mr.
                                      Graham co-founded the firm in 1973.  In addition to his primary responsibilities with Bain clients, he has served as Bain's Vice
                                      Chairman and Chief Financial Officer.  Prior to the start of Bain
                                      & Company, Mr. Graham was Group Vice President with the Boston
                                      Consulting Group.  His previous experience also includes
                                      positions with IBM, Ford Motor Company, and as a captain in the
                                      U.S. Army.


                             EXECUTIVE COMPENSATION

                              COMPENSATION REPORT

     The Compensation Committee of the Company is presently composed of two independent, non-employee directors. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs, and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.


Compensation Philosophy
- -----------------------

     The Compenstion Committee maintains compensation programs designed to attract, motivate, develop, and retain highly capable executive leaders. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual and corporate performance, and through this performance to shareholder value. To accomplish these goals, the Compensation Committee provides that each executive officer will receive a base salary that increases minimally over time, and the Compensation Committee relies on bonuses and stock options to motivate individuals to perform at their highest levels. The Compensation Committee uses bonuses to encourage management to set and achieve goals that will lead to the growth and development of the services and products that the Company provides. The Compensation Committee relies on stock options to encourage officers to consider the interests of shareholders and perform in a manner that enhances shareholder value both immediately and in the long-term.

     The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) potential for an annual bonus based on overall Company performance as well as individual performance; and (3) incentive stock options which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. In addition, the Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Company's Chief Executive Officer who then advises the Compensation Committee of his decisions.

     The Compensation Committee determines the compensation for the executive officers of WorldCorp and of its wholly owned subsidiaries. Thus, in 1993, the Compensation Committee set the compensation for the executive officers of both the Company and World Airways. Because World Airways is no longer a wholly owned subsidiary of the Company, the Compensation Committee may defer, in the future, decisions concerning the compensation of World Airways officers to the Board of Directors of World Airways.


Components of Compensation
- --------------------------

     (1)  Base Salary

     Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent.

     Subsequent salary adjustments, if any, are determined by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any change in the responsibilities of the executive. Consistent with the Company's philosophy to link total compensation closely to the Company's financial performance, base salaries of the Company's executives remain relatively flat over time.

     The full Board of Directors is responsible for setting the base salary of the Company's Chief Executive Officer taking into account the recommendations of the Compensation Committee. The Compensation Committee is responsible for setting the base salaries of the other named executive officers, based upon the recommendations of the Chief Executive Officer.

     (2)  Bonus Compensation

     The Company has two bonus programs that reward the accomplishment of an officer's goals and objectives. The Company has a management bonus program for officers and managers under which all awards must be based on individual performance plans and appraisals that are written, put in place at the beginning of the year, and used throughout the year. Personal performance plans and appraisals may include the achievement of assigned projects, active participation as part of the senior management team, and the ability to manage and motivate reporting employees within the framework of the Company's written Statement of Purpose and Operating Principles. In this bonus program, all bonus awards are based upon a quantitative matrix of individual and corporate performance. The Compensation Committee determines corporate performance after the completion of the Company's audit each year by taking into account several factors, including the financial results of the Company as reported in its audited financial statements and the level of achievement by the Company of its strategic and operating goals. If corporate performance is excellent and an officer of the Company receives the top performance rating for that fiscal year, such officer may receive a bonus award of up to 50% of his base salary (up to 20% for managers). If corporate performance is moderate, an officer of the Company receiving the top performance rating may be awarded a bonus of up to 25% of his base salary (up to 10% for managers). No officer or manager of the Company receives a bonus under this program if corporate performance is poor or if he or she receives either of the two lowest individual performance ratings, regardless of the financial performance of the Company. Bonuses were awarded for corporate performance in 1987, 1988, 1989, and 1991. No bonuses were awarded under the program due to corporate performance in 1990 and 1992, and the Compensation Committee has determined that no bonuses will be awarded under the program for 1993 based on the Company's financial performance. If the Company awards bonuses to executives under its management bonus program in any given year, such bonuses are paid during the second quarter of the following fiscal year after the completion of the Company's annual audit. This procedure is designed to ensure that no bonuses are awarded to executives before the Compensation Committee has the opportunity to review the Company's audited financial statements for the prior fiscal year.

     To assure that officers and managers will continue to strive to maintain a high level of performance and enhance shareholder value even when no awards are made under the management bonus program due to overall corporate performance, the Compensation Committee gives the Chief Executive Officer the discretion to grant bonuses for extraordinary performance to a limited number of individuals who complete significant and complex assignments that enhance shareholder value. In 1993, bonuses for extraordinary individual performance were made in the aggregate amount of $225,000 to two officers of the Company and to two officers of World Airways.

     (3)  Incentive Stock Options

     The Compensation Committee determines appropriate incentive stock option awards for new employees by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. The Compensation Committee bases decisions concerning subsequent incentive stock option awards on recommendations made by the Chief Executive Officer. The Compensation Committee determines whether to accept or modify Mr. Andrews' proposals by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any change in the responsibilities of the individuals. Individuals who receive a promotion or who have maintained a high level of performance over a long period often receive stock option awards. To promote long-term interests between the Company's officers and managers and the Company's stockholders, each incentive option agreement provides for options which vest in equal monthly installments over a three to five-year period. The full Board of Directors approves all stock option awards.

     In 1993, stock option grants totalling 250,000 options were granted to two officers of the Company and one officer of World Airways. The Board members at the time of such approval consisted of Messrs. T. Coleman Andrews, III, Colburn, Freeman, Gorog, O'Callahan, Scoutt, and Graham. The exercise price for these options, in conformity with the established practice of the Board, was set at the average closing price on the New York Stock Exchange for the Company's Common Stock, par value $1.00 per share, for the thirty (30) days prior to and including the grant date of the option. One officer received a grant in 1993 because the officer's individual job performance resulted in a promotion to a position of expanded responsibilities. The remaining two officers received option grants in 1993 based upon (i) the sustained contributions to shareholder value made by the two officers over a period of several years, and (ii) the desire of the Board to retain the services of these two individuals for the Company.


Compensation of the Chief Executive Officer
- -------------------------------------------

     Mr. T. Coleman Andrews, III, the Chief Executive Officer, received a base salary of $335,058 in 1993 pursuant to the terms of his employment agreement with the Company. Because the Company experienced the effects of a prolonged global airline recession, Mr. Andrews elected to reduce his salary by 10% for the period of October 23, 1992, to June 1, 1993. Mr. Andrews did not receive any bonuses based on his performance or any stock options in 1993.

     The Company and Mr. Andrews in 1989 entered into a Supplemental Incentive Compensation Agreement (the "Incentive Agreement") in lieu of the Company granting additional equity to Mr. Andrews. Under the Incentive Agreement, the Company agreed to pay Mr. Andrews the amount of $1,300,000, plus interest, on the expiration of his employment agreement if certain conditions were met, including Mr. Andrews being an employee at that time. In December 1993, the Company and Mr. Andrews agreed to modify the Incentive Agreement by terminating it and entering into a new agreement. In connection with the new agreement, the Company paid Mr. Andrews in December 1993 (approximately seven months early) $200,830 due him under the Incentive Agreement. The new agreement delays payment to Mr. Andrews of the balance due under the Incentive Agreement and provides that the Company will make four annual installment payments, including interest, between 1995 and 1998.

     For further descriptions of the employment agreement, the Incentive Agreement, and related matters, please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

Recent Tax Legislation
- ----------------------

     The Compensation Committee has reviewed the potential effect of Internal Revenue Code Section 162(m), enacted in 1993. Section 162(m) precludes a public corporation from taking a tax deduction in 1994 or subsequent years to the extent that compensation of the chief executive officer or any of the four other executive officers identified in the Summary Compensation Table exceeds $1 million. Certain performance-based compensation, with shareholder approval and subject to other requirements set forth in Section 162(m), and certain compensation paid pursuant to binding agreements in effect on February 17, 1993, however, are specifically exempt from the deduction limit.

     The Compensation Committee expects that, although none of the salary that the Company pays to its named executive officers (other than the CEO) as part of annual compensation in 1994 would be eligible for an exemption from the general rule in Section 162(m), none of the salaries of these individuals will exceed $1 million. The Compensation Committee expects that any compensation derived from the exercise of stock options granted under the 1988 Stock Option Plan should be exempt from the limit on the corporate tax deduction. The Compensation Committee believes that section 162(m) will have minimal effect on the Company and therefore has no plan to adopt a broad compensation plan that will come within the exemptions in section 162(m). Depending on the outcome of present contract negotiations with the Chief Executive Officer, it is possible that part of the compensation paid to the Chief Executive Officer in 1994 may not qualify for exemption.


                             The Compensation Committee/1/
                             --------------------------

                             James E. Colburn (Chairman)
                             Patrick F. Graham



_________________________

Footnotes

/1/ Messrs. Scoutt and Freeman, who were members of the Compensation Committee during the past year, did not participate in the preparation of this Compensation Report.

Compensation Committee Interlocks and Insider Participation
- -----------------------------------------------------------

     Mr. W. Jerrold Scoutt, Jr., a member of the Compensation Committee until his resignation from the Committee in January 1994, served as Acting President of World Airways for approximately six months in 1984 following the death of then-President Edward J. Daly. Mr. Scoutt is also a non-equity partner of the law firm of Zuckert, Scoutt & Rasenberger, Washington, D.C., which rendered legal services to the Company during 1993. The Company and its affiliates paid $419,189 to Zuckert, Scoutt & Rasenberger in 1993.

                            STOCK PERFORMANCE GRAPH*

     The following graph and chart compare the five year performance of the Company's common stock to the Russell 2000 Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at December 31, 1988, and that all dividends were reinvested.


                             [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
AMONG WORLDCORP INC., RUSSELL 2000 INDEX, DOW JONES AIR FREIGHT/COURIERS INDEX
                         AND DOW JONES AIRLINES INDEX

                                                         Dow Jones
                                              Russell   Air Freight/  Dow Jones
Measurement period              WorldCorp      2000      Couriers     Airlines
(Fiscal year Covered)             Inc.        Index        Index       Index
- ---------------------           --------     --------    ----------   -------
Measurement PT -
12/31/88                        $ 100        $ 100       $ 100        $ 100

FYE 12/31/89                    $ 226        $ 116       $ 100        $ 133
FYE 12/31/90                    $  74        $  94       $  78        $  96
FYE 12/31/91                    $ 183        $ 137       $ 100        $ 127
FYE 12/31/92                    $ 113        $ 162       $ 124        $ 125
FYE 12/31/93                    $  96        $ 192       $ 163        $ 151


__________________________________

* The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") have been used as industry peer group indices because such peer group data is unavailable from the primary competitors of the Company with respect to its air transportation services business (these competitors, consisting of other chartered airline services, being foreign-owned or privately-held). Although the Company has used the Dow Jones Indices as peer group indices, differences between the companies which comprise these indices and the Company reduce the comparability of stock price performance and other performance indicators. The Dow Jones Airlines Index consists of the major, scheduled, domestic airline carriers whereas World Airways is a smaller, non-scheduled airline carrier. The Dow Jones Air Freight/Couriers Index consists of large freight/courier companies such as Federal Express which have freight and courier operations significantly larger than World Airways' cargo operations.
In addition, comparability is affected by the non-air transport-related components of the Company's business. If, and to the extent that, air transportation services become a smaller component of the Company's total operations in future years, different industry peer group indices may be used by the Company at that time.

                            PERFORMANCE GRAPH INDEX
                             Dec. 1988 to Dec. 1993

                         SUMMARY COMPENSATION TABLE/1/

                                                                    Long-Term
                                         Annual Compensation       Compensation
                                     -------------------------------------------
                                                                      Awards
                                                                 ---------------
                                                                   Securities
                                                                   Underlying
                                                                   Options/        All Other
    Name and Principal       Year       Salary/2/      Bonus        SARs/3/      Compensation/4/
         Position                         ($)           ($)         (#)               ($)
- -------------------------------------------------------------------------------------------------

T. Coleman Andrews, III      1993       335,058/5/      ---            ---         215,281/6/
President/CEO                1992       357,280/5/      ---            ---           4,403
WorldCorp                    1991       350,012      70,000            ---             ---

William F. Gorog             1993       187,646         ---            ---             ---
President/CEO                1992       110,365         ---            ---             ---
US Order                     1991           ---         ---            ---             ---

Charles W. Pollard           1993       172,316/5/      ---            ---          14,960
President                    1992       165,891/5/      ---        100,000           8,958
World Airways                1991       140,000      35,000            ---             ---

A. Scott Andrews             1993       160,000      50,000         50,000          13,279
CFO                          1992       146,308         ---        150,000           6,804
WorldCorp                    1991       105,000      31,250         40,519             ---

Andrew M. Paalborg           1993       160,485      25,000        100,000          10,480
VP & General Counsel         1992       146,308         ---        150,000           3,997
WorldCorp                    1991       102,116      31,250         83,766             ---

- --------------------

Footnotes

/1/ Does not include twenty-four cockpit crewmembers each of whose compensation exceeded $100,000 in 1993.

/2/  Includes compensation deferred under the Company's ESSOP.

/3/ Includes options granted in 1993, 1992, and 1991 under the 1988 Stock Option Plan and warrants granted pursuant to various warrant agreements between the Company and its named executive officers. No warrants were granted in 1993, 1992, or 1991. The Company did not grant any SARs in 1993, 1992, or 1991.

/4/ Amount represents value of Company contributions to the Company's ESSOP. Company contributions are made in WorldCorp Common Stock and are valued using closing prices for the year in which the contributions were made. Pursuant to the SEC transition provisions, this information is not included for 1991.

/5/ Due to the prolonged global airline recession and its adverse effects on the Company's recent financial performance, Messrs. T. Coleman Andrews, III, and Pollard elected to reduce their salaries by 10% for the period beginning October 23, 1992, and ending June 1, 1993.

/6/ Consists of (i) $14,451 of Company contributions to the Company's ESSOP, and (ii) $200,830 paid in connection with the modification of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

                             OPTION GRANTS IN 1993

                                                         INDIVIDUAL GRANTS
                               --------------------------------------------------------------------
                                  NUMBER OF               % OF
                                  SECURITIES              TOTAL
                                  UNDERLYING             OPTIONS                                                     GRANT DATE
                                   OPTIONS             GRANTED TO            EXERCISE                                 PRESENT
                                   GRANTED            EMPLOYEES IN           PRICE/1/           EXPIRATION            VALUE/2/
           NAME                      (#)                  1993                ($/SH)               DATE                 ($)
- --------------------------   -------------------   ------------------    ----------------     ---------------    -----------------
T. Coleman Andrews, III             ---                    ---                 ---                  ---                 ---

William F. Gorog                    ---                    ---                 ---                  ---                 ---

Charles W. Pollard                  ---                    ---                 ---                  ---                 ---

A. Scott Andrews                   50,000/3/             20.00%              $4.72             November 9, 2001       200,500

Andrew M. Paalborg                100,000/3/             40.00%              $4.72             November 9, 2001       401,000

/1/ Pursuant to the relevant stock option agreements, the exercise price for each of the grants reflected in this table was set at the average closing price on the New York Stock Exchange of the Common Stock for the thirty days prior to and including the grant date.


/2/ The Black-Scholes option valuation model was chosen to estimate the grant date present value of the options set forth in this table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon the actual performance of the Company's stock during the applicable period. For calculation under the Black-Scholes model, the volatility was assumed to be 50%, and the risk-free rate of return was assumed to be the Treasury Bill rate of 5.3%. The exercise price of $4.72 for the 8 year term of the option was used.

/3/ These options vest in 36 equal monthly installments beginning December 1, 1993. For information on change in control provisions associated with these option grants, all of which were granted pursuant to the 1988 Stock Option Plan (as amended and restated), please see "Contracts and Termination of Employment and Change in Control Arrangements."

                      AGGREGATED OPTION EXERCISES IN 1993
                           AND YEAR-END OPTION VALUES


                                 NUMBER OF            VALUE OF
                           SECURITIES UNDERLYING    UNEXERCISED
                                UNEXERCISED         IN-THE-MONEY
                                 OPTIONS AT          OPTIONS AT
                                 FY-END (#)          FY-END ($)

                               (EXERCISABLE/       (EXERCISABLE/
         NAME                  UNEXERCISABLE)      UNEXERCISABLE)
 ------------------------  ---------------------   -------------
T. Coleman Andrews, III          776,933/0/1/         485,583/0
William F. Gorog                 60,000/0/2/          37,500/0
Charles W. Pollard            246,500/83,500/3/     14,354/1,896
A. Scott Andrews              161,389/165,611/4/    1,320/43,993
Andrew M. Paalborg            79,778/199,722/5/     2,577/87,986

- --------------------------------------------------------------------------------

/1/ Consists of 776,933 warrants issued to Mr. Andrews in 1986. Mr. Andrews disclaims beneficial ownership of 1,250,000 warrants held by his wife. See Footnote 2 to "Security Ownership of Directors and Executive Officers."

/2/  Consists of 60,000 warrants expiring May 24, 1994.

/3/ Consists of (i) 130,000 warrants issued to Mr. Pollard in 1989, and (ii) options to purchase 200,000 shares of Common Stock granted to Mr. Pollard between 1988 and 1992. At year end, options to purchase 131,667 shares of Common Stock and warrants with respect to 114,833 shares of Common Stock were exercisable.

/4/ Consists of (i) 500 warrants transferred to Mr. Andrews in 1993, and (ii) options to purchase 326,500 shares of Common Stock granted to Mr. Andrews between 1988 and 1993. At year end, options to purchase 160,889 shares of Common Stock and warrants with respect to 500 shares of Common Stock were exercisable.

/5/ Consists of (i) 500 warrants transferred to Mr. Paalborg in 1993, and (ii) options to purchase 279,000 shares of Common Stock granted to Mr. Paalborg between 1990 and 1993. At year end, options to purchase 79,278 shares of Common Stock and warrants with respect to 500 shares of Common Stock were exercisable.

                  CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS

     The Company and Mr. T. Coleman Andrews, III, entered into an employment agreement effective November 10, 1988, to extend Mr. Andrews' term as Chief Executive Officer and President of WorldCorp through August 1, 1994. The contract is automatically extended annually at the end of the term of the agreement unless either party provides 12 months advance, written notice of its intent to terminate the agreement. The Company and Mr. Andrews did not provide written notice by August 1, 1993, of their intent to terminate the agreement, and, therefore, Mr. Andrews' employment agreement has been automatically extended through August 1995. Mr. Andrews and the Compensation Committee are currently engaged in negotiations concerning a new employment agreement.

     The current agreement provides for Mr. Andrews to receive a minimum annual salary of $350,000 beginning August 1989. Mr. Andrews may terminate his employment in the event (i) the Company relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities, or (iii) the Board determines that the Company should be liquidated or dissolved during the term of the employment agreement. In the event Mr. Andrews exercises this termination right, the Company is obligated to pay him the undiscounted remainder of his base salary during the term and all granted but unvested equity compensation, if any. In the event the Company terminates Mr. Andrews' employment with the Company other than for Cause (as defined in the agreement), the Company is obligated to pay Mr. Andrews the undiscounted remainder of his base salary, the value of any granted but unvested stock appreciation rights, if any, held by Mr. Andrews at the time of such a termination, and any federal or state taxes imposed upon this termination payment. The agreement requires the Company to maintain a $5 million key man life insurance policy and to use the proceeds, in the event of Mr. Andrews' death, to purchase warrants and/or Common Stock then owned by him (or his estate).

     The Company and Mr. Andrews in 1989 entered into a Supplemental Incentive Compensation Agreement (the "Incentive Agreement") in lieu of the Company granting additional equity to Mr. Andrews. Under the Incentive Agreement, the Company agreed to pay Mr. Andrews the amount of $1,300,000, plus interest, on the expiration of his employment agreement if certain conditions were met, including Mr. Andrews being an employee at that time. In December 1993, the Company and Mr. Andrews agreed to modify the Incentive Agreement by terminating it and entering into a new agreement. In connection with the new agreement, the Company paid Mr. Andrews in December 1993 (approximately seven months early) $200,830 due him under the Incentive Agreement. The new agreement delays payment to Mr. Andrews of the balance due under the Incentive Agreement and provides that the Company will make four annual installment payments, including interest, between 1995 and 1998.

     In 1989, the Company loaned Mr. Andrews $1,300,000 under a full recourse promissory note that bore interest at the same rate as the interest rate set forth in the Incentive Agreement. The Company and Mr. Andrews agreed, in December 1993, to cancel the earlier note and to substitute a new, full recourse promissory note due in installments between January 1994 and February 1998; the new note bears interest at the same rate as the interest rate set forth in the new incentive agreement. Mr. Andrews reduced the principal balance of his obligation to the Company by $80,000 in January 1994.

     The Board of Directors determined on November 20, 1989, after receiving the report of an independent compensation consultant, that the Company should take steps to ensure the retention of certain executives in the event of circumstances presenting the possibility of a change of control. The Board authorized the Company to enter into severance agreements with Messrs. Paalborg and A. Scott Andrews (the "Severance Agreements"). Each Severance Agreement provides that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the Company will pay the executive officer a severance benefit equal to one-half the executive's annual base salary and continuation of health, life, accident, and disability insurance at the Company's expense for 12 months after termination.

    The Company has issued stock options to each of Messrs. Paalborg, Pollard, and A. Scott Andrews. Certain of the options issued to executive officers under the Company's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, the Company amended and restated its 1988 Stock Option Plan. The Company's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.

     Mr. Charles W. Pollard has entered into a Warrant Agreement with the Company dated as of July 22, 1989 (the "1989 Warrant Agreement"). Under this agreement, Mr. Pollard received 130,000 warrants which vest over a 60 month period. The stockholders of the Company approved the issuance of the warrants under the 1989 Warrant Agreement on June 4, 1990. The 1989 Warrant Agreement provides that in the event of a Change of Control of the Company (as defined) or in the event Mr. Pollard is involuntarily terminated as an employee of the Company without Cause (as defined) all warrants granted under the 1989 Warrant Agreement shall become immediately vested and exercisable.


                              CERTAIN TRANSACTIONS

     Mr. William F. Gorog is Chief Executive Officer and Chairman of the Board of US Order, and Mr. Gorog, together with certain members of his immediate family, owns 42% of US Order. On September 10, 1990, the Board of Directors of the Company unanimously authorized the Company to enter into and consummate a Stock Purchase Agreement dated as of September 14, 1990 (the "Stock Purchase Agreement"), under which the Company agreed to purchase 1,250,000 shares of Series A Preferred Stock issued by US Order ("Series A Preferred Stock"). The Company entered into a related Stock Restriction Agreement dated as of September 14, 1990 (the "Stock Restriction Agreement"). The Board of Directors of the Company authorized the purchase of US Order as part of the Company's continuing efforts to diversify its interests. The Stock Purchase Agreement also gave the Company the option to purchase an additional 3,954,082 shares of Series A Preferred Stock. On July 1, 1992, the Company purchased an incremental 6% of the Series A Preferred Stock for $1.0 million which increased the Company's ownership in US Order to 51%. As of December 31, 1993, the Company had purchased for an aggregate amount of $5,325,000 a total of 5,204,082 shares of Series A Preferred Stock, which are convertible into Common Stock. Under the terms of the Stock Restriction Agreement, the Company has the option to purchase all of the outstanding shares of common stock of US Order except for 2,500,000 shares reserved for issuance to employees of US Order pursuant to the future exercise of stock options. The number of shares subject to this option may be reduced by 2% in certain circumstances. This option expires on December 15, 1994 (and may expire prior to such date under certain circumstances).

     In December 1993, US Order completed a private equity placement for $12.0 million with financial and strategic partners. The Company invested $1.7 million in this equity offering in return for Series C Preferred Stock. Following this transaction, the Company owned 46% of the voting stock of US Order. WorldCorp has an option through December 15, 1994, to purchase additional shares of the voting stock of US Order for consideration equal to $5.0 million, which would, if exercised, increase its ownership of the voting stock to 79%. The Company and the financial and strategic partners of US Order own stock that carries liquidation preferences pursuant to which WorldCorp is currently entitled to 59% of any distribution of the assets and funds of US Order made pursuant to a liquidation.

     During 1992, the Company loaned $1,750,000 to US Order for working capital purposes. Effective December 31, 1992, the Company converted these borrowings to 1,750 shares of nonvoting Series B Preferred Stock, $1,000 liquidation preference per share, redeemable at the end of five years for cash with a 7.5% per annum dividend payable in cash quarterly ("Series B Preferred Stock"). In 1992 and early 1993 the Company advanced US Order an additional $2,800,000. The Company converted these borrowings to an additional 2,800 shares of Series B Preferred Stock. As of March 31, 1993, the Company had advanced an additional $2,551,000 to US Order. On April 1, 1993, the Company converted this borrowing into 2,551 shares of Series B Preferred Stock. During 1993, the Company also purchased an additional 449 shares of Series B Preferred Stock for $449,000. In June 1993, the Company advanced $3,500,000 to US Order in the form of a note due in December 1995 with a variable interest rate (15.5 percent at December 31, 1993). On February 28, 1994, the interest rate on the note was reduced to a fixed annual rate of 14 percent. In summary, WorldCorp's interest in US Order consists of $5.3 million invested in return for Series A Preferred Stock, $7.5 million invested in return for Series B Preferred Stock, $1.7 million invested in return for Series C Preferred Stock, and $3.5 million invested in the form of a 14 percent note due in December 1995.

     The Company provides certain business services to US Order, including the sublease of office space to US Order. The Company bills US Order for the costs of these services. In 1993, US Order paid approximately $500,139 to the Company and owed $124,699 to the Company for these services as of December 31, 1993.

     Mr. T. Coleman Andrews, III, has served as Chief Executive Officer of the Company since June of 1987. In 1989, the Company loaned Mr. Andrews $1,300,000 under a full recourse, interest-bearing promissory note (see "Contracts and Termination of Employment and Change in Control Arrangements"). The Company and Mr. Andrews agreed, in December 1993, to cancel the earlier note and to substitute a new, full recourse promissory note due February 1998 for the principal amount of $1,763,320; the new note bears interest at 3.83% for the first two years and 5.07% for the last two years. Mr. Andrews reduced the principal balance of his obligation to the Company by $80,000 in January 1994.

     For information on certain transactions with respect to certain members of the Compensation Committee, please see "Compensation Committee Interlocks and Insider Participation."

                 ITEM  NO. 2 -- RATIFICATION  OF  SELECTION  OF
                  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     The firm of KPMG Peat Marwick served as independent certified public accountants for the Company in 1993 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     As of this date, the Board of Directors desires to have KPMG Peat Marwick continue as accountants for the Company for the year ending December 31, 1994. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick during the year ending December 31, 1994.

      THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  THE  PROPOSAL.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1995 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1994, to be included in the Company's 1995 proxy materials.

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.


                    OTHER MATTERS TO COME BEFORE THE MEETING

     In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

     The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.


                                 ANNUAL REPORT

     A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders. For a copy write to: Andrew M. Paalborg, Vice President and General Counsel, WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.

                            OTHER INFORMATION

     This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of WorldCorp's principal executive offices is The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated:  April 18, 1994

                            By Order of the Board of Directors,



                            Andrew M. Paalborg
                            Vice President & General Counsel

                               WORLDCORP, INC.

      THIS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 20, 1994
P             IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R        The undersigned hereby appoints T. COLEMAN ANDREWS, III, WILLIAM F.
   GOROG and ANDREW M. PAALBORG, and each of them, the proxy or proxies of the O undersigned, with full power of substitution, to vote all shares of Common
   Stock, par value $1 per share, of WorldCorp, Inc. (the "Company") which the X undersigned is entitled to vote at the Annual Meeting of Stockholders of the
   Company to be held at the Renaissance Hotel in Herndon, Virginia on May 20, Y 1994, at 9:30 A.M., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

         Unless a contrary instruction is indicated, this proxy will be voted for the election of directors as described in the accompanying Proxy Statement and in favor of the proposal to ratify the selection of the independent public accountants for 1994. This proxy will also be voted at the discretion of the proxy holders on such matters other than the two specific items as may come before the meeting.

         A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

               PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE        SEE REVERSE
                             AND RETURN PROMPTLY                         SIDE

[X] Please mark
    votes as in
    this example.


The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "WITH" authority in Item 1 and "FOR"
Item 2.

1. AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:

Nominees:  James E. Colburn, Geoffrey S. Rehnert

           WITH       WITHOUT
           [_]          [_]


- ----------------------------------------
(INSTRUCTION: To withhold authority to vote for one individual nominee, write such name in the space provided above)


2. PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK as independent public accountants for the Company for the fiscal year ending December 31, 1994.

           FOR     AGAINST     ABSTAIN
           [_]       [_]         [_]

                                                                 MARK HERE
                                                               FOR ADDRESS [_]
                                                                CHANGE AND
                                                              NOTE AT LEFT


Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.


PLEASE MARK, DATE, SIGN AND RETURN   Signature:                   Date
THE PROXY CARD PROMPTLY USING THE              -------------------    ----------
ENCLOSED ENVELOPE.                   Signature:                   Date
                                               -------------------    ----------